Exhibit 99.1

Ensco plc Completes Acquisition of Atwood Oceanics

LONDON, 6 Oct. 2017 — Ensco plc (NYSE: ESV) (“Ensco” or the “Company”) today announced the completion of its acquisition of Atwood Oceanics, Inc.

Under the terms of the merger agreement, Atwood shareholders are entitled to receive 1.60 Ensco Class A ordinary shares for each share of Atwood common stock they own.  Ensco and Atwood shareholders will own approximately 69% and 31%, respectively, of the outstanding shares of the combined company.  In connection with the completion of the transaction, Atwood common stock has ceased trading on the New York Stock Exchange.

Carl Trowell, Ensco’s President and Chief Executive Officer, said, “Today is an important day in our company’s history. Ensco has used timely acquisitions to grow into one of the leading offshore drilling companies, and the acquisition of Atwood is another major milestone in our progression. We are excited to complete this transaction and to welcome our new employees, customers and shareholders to an even stronger Ensco.”

About Ensco

Ensco plc brings energy to the world as a global provider of offshore drilling services to the petroleum industry.  For 30 years, the Company has focused on operating safely and going beyond customer expectations.  Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research — the seventh consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents.  Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.  To learn more, visit our website at www.enscoplc.com.

Investor & Media Contacts:

Nick Georgas, 713-430-4607

Director — Investor Relations and Communications

or

Tim Richardson, 713-430-4490

Manager — Investor Relations